Exhibit 10.5

EXECUTION VERSION

THIS INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”), dated as of July 3, 2017, is made and entered into by and between General Electric Company, a New York corporation, on behalf of its Affiliates and divisions (“GE”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Company”), on behalf of itself and its Affiliates.

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation (“Newco”), and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, Newco, Merger Sub, BHI Newco, Inc., a Delaware corporation (“Newco 2”), and Bear MergerSub 2, Inc., a Delaware corporation (“Merger Sub 2”) (as may be further amended from time to time, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement requires the execution and delivery of this Agreement by GE and Company at the Closing (as defined in the Transaction Agreement);

WHEREAS, GE and its Affiliates control certain Intellectual Property (as defined below) that they desire to license to Company and its Affiliates; and

WHEREAS, Company and its Affiliates controls certain Intellectual Property that it desires to license to GE and its Affiliates.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (as defined below), intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Transaction Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

(a)    “AAA” has the meaning set forth in Exhibit A.

(b)    “Additive Field” means offering for sale, lease or distribution or otherwise providing, either directly or indirectly, to any customer (including O&G Customers and competitors of the Company) regardless of end user or end segment, materials, machines, processes, practices, Software data or designs that can be used in Additive Manufacturing of products, or any products of Additive Manufacturing themselves.

(c)    “Additive Manufacturing” means the process of joining materials to make objects from 3D model data, usually layer upon layer, as opposed to subtractive manufacturing methodologies.

(d)    “Affiliate” means, with respect to a Party, any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (i) references to GE’s “Affiliates” shall be deemed to exclude the Company Group and (ii) references to Company’s “Affiliates” shall be deemed to exclude GE and its Subsidiaries that are not within the Company Group.

(e)    “Agreement” has the meaning set forth in the Preamble.

(f)    “Bankruptcy Code” has the meaning set forth in Section 2.05.

(g)    “Channel Agreement” means that certain letter agreement entered into by GE and Baker Hughes, a GE company, concurrently with this Agreement the subject line of which reads “RE: Channel Agreement” (as amended, modified or supplemented from time to time in accordance with its terms).

(h)    “Company” has the meaning set forth in the Preamble.

(i)    “Company Existing IP” means Intellectual Property that, as of the Closing Date, is Controlled by the Company or any of its Affiliates.

(j)    “Company Field” means: (i) the field of offering: (A) O&G Products and Services to O&G Customers, (B) the O&G Products and Services listed on Exhibit B and (C) the O&G Channel Products; (ii) any other activity not covered by (i) that any member of the Company Group is expressly permitted to engage in under the terms of the Channel Agreement subject to the terms and conditions thereof; and (iii) Company Specific Fields.

(k)    “Company Future IP” means Intellectual Property that, subsequent to the Closing Date, is Controlled by the Company or any of its Affiliates, including, without limitation, Improvements of GE Existing IP or Company Existing IP.

(l)    “Company Group” means the Company and its Subsidiaries.

(m)    “Company Intellectual Property” means Company Existing IP and Company Future IP, other than any such Intellectual Property directed to the Company Specific Fields.

(n)    “Company Specific Fields” means the field of offering: (i) agricultural chemicals to the agricultural industry, (ii) low molecular weight olefin polymers and copolymers or (iii) subsurface geothermal exploration, drilling, evaluation, completion, well intervention, stimulation or production in and of geothermal reservoirs.

(o)    “Company Specific Fields Intellectual Property” means Intellectual Property that is: (i) Controlled by Company or any of its Affiliates as of the Closing Date, (ii) Used or Held for Use by GE or any of its Affiliates as of the Signing Date, and (iii) directed to any of the Company Specific Fields or any of the GE Specific Fields.

(p)    “Confidential Information” has the meaning set forth in Section 5.01.

(q)    “Control” or “Controlled” means, with respect to Intellectual Property, the right (other than any such right in-licensed pursuant to this Agreement) to grant a license or sublicense to such Intellectual Property as provided for herein without: (i) violating the terms of any agreement or other arrangement with any third party; (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense; or (iii) requiring the payment of material compensation to any third party.

(r)    “Control Systems Field” means any activity relating to programmable logic controllers, distributed control systems or computerized numerical controls (including system components such as field agents (hardware and Software that serves as a secure bi-directional data conduit between the “Edge” controller and a database), process instrumentation, analytical devices, control valves, actuation and motion)) integrating sensors and controls either across enterprises or localized on equipment, in each case, providing automation of manufacturing enterprises and processes, including hardware and Software optimization and supervisory control and data acquisition and analysis.

(s)    “Disclosing Party” has the meaning set forth in Section 5.01.

(t)    “Dispute” has the meaning set forth in Section 6.12.

(u)    “GE” has the meaning set forth in the Preamble.

(v)    “GE Existing IP” means Intellectual Property that, as of the Closing Date, is Controlled by GE or any of its Affiliates (except GE Digital LLC).

(w)    “GE Field” means any field other than the Company Field.

(x)    “GE Future IP” means Intellectual Property that, subsequent to the Closing Date, is Controlled by GE or any of its Affiliates (except GE Digital LLC), including, without limitation, Improvements of Company Existing IP or GE Existing IP.

(y)    “GE Group” means GE and its Subsidiaries from time to time other than Baker Hughes, a GE company, and its Subsidiaries; provided that any Person who at any time is a member of the GE Group shall cease being a member of the GE Group if at any time it is no longer a Subsidiary of GE; provided, further that “GE Group” shall not include (i) any Person that purchases assets, operations or a business from a member of the GE Group if such Person is not a Subsidiary of GE after such transaction is consummated, and (ii) any Subsidiary of GE in which a Person who is not an Affiliate of GE holds equity interests and with respect to whom a member of the GE Group, on the Closing Date, has existing contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) which exclude GE’s ability to impose on the subject Subsidiary GE’s obligations applicable herein. For clarity, any references to an applicable business unit of GE shall be also to the successor of such GE business unit within the GE Group.

(z)    “GE Intellectual Property” means GE Existing IP and GE Future IP, other than any such Intellectual Property directed to any of the GE Specific Fields.

(aa)    “GE O&G” means GE’s Oil & Gas business described in the segment disclosures in GE’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as reflected in the GE O&G Financial Statements.

(bb)    “GE Specific Fields” means any of (i) the Additive Field, (ii) the IIOT Enabling Field and (iii) the Control Systems Field.

(cc)    “GE Specific Fields Intellectual Property” means Intellectual Property that is: (i) Controlled by GE or any of its Affiliates as of the Closing Date, (ii) Used or Held for Use by the Company or any of its Affiliates as of the Signing Date, and (iii) directed to any of the GE Specific Fields.

(dd)    “Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

(ee)    “Held for Use” means held with a plan to Use as established by contemporaneous written records in connection with, with respect to GE, any business of GE or its Affiliates, and with respect to the Company, any business of the Company or its Affiliates.

(ff)    “IIOT Enabling Field” means any activity, asset, device, Software or service, including the offering for sale, distribution, use or provision of such activities, devices, assets, Software or services, which connect, sense, measure, coordinate, manage, test, control, automate or communicate between or among industrial assets (including healthcare assets) or which store, process, analyze, manage, secure or transfer industrial data (including complex healthcare data) including for data acquisition, data analysis or data exchange among assets or processors and including local, distributed, networked or cloud-based supervisory data acquisition and control systems, human-machine interface systems, system optimization techniques, condition monitoring, predictive maintenance, asset performance management systems, asset monitoring systems, operational optimization systems, operational security systems, and communication techniques and algorithms in connection with such assets, data, and activities.

(gg)    “Improvement” means any modification, extension, derivative work or improvement of any Intellectual Property.

(hh)    “Intellectual Property” means all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patent disclosures, industrial designs, all improvements thereto, and all United States and foreign patents, patent applications (including all patents issuing thereon), statutory invention registrations and invention disclosures, together with all continuation applications of all types, including reissuances, restorations, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions; (ii) all United States and non U.S. copyrightable works (including copyrights in Software), design rights, database rights, all copyrights and applications, registrations and renewals in connection therewith, whether registered or unregistered; (iii) trade secrets, know-how and information that is proprietary and confidential; and (iv) all mask works (as defined in 17 U.S. C. §901) and all applications, registrations and renewals in connection therewith. As used in this Agreement, the term “Intellectual Property” expressly excludes all United States and foreign trademarks, service marks, trade dress, logos, trade names, Internet domain names, moral rights, designs, slogans and corporate names and general intangibles of like nature, whether registered or unregistered, together with all translations, adaptations, derivations and combinations thereof and other identifiers of source and including all goodwill associated therewith and all rights therein provided by international treaties or conventions, common law rights, applications, registrations, pending registrations, applications to register, reissues, extensions of the foregoing and renewals in connection therewith.

(ii)    “Intercompany Services Agreement” means that certain Intercompany Services Agreement dated as of the date hereof, between GE and the Company.

(jj)    “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

(kk)    “Leasing” means the rental, leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property (other than O&G Products and Services), whether real, personal, tangible or intangible.

(ll)     “Notice” has the meaning set forth in Exhibit A.

(mm)    “O&G Activities” means the following oil and gas activities: (i) exploration (including seismic surveying), drilling, evaluation (including reservoir and reserves analysis), completion, well intervention, stimulation or production in and of reservoirs; (ii) liquefied natural gas; (iii) compression and boosting liquids (i.e., pumps) in upstream, midstream and downstream; (iv) pipeline inspection, pipeline commissioning and pipeline integrity management; (v) processing in refineries and petrochemical (including fertilizer) plants or production chemicals in the upstream; and (vi) additive chemicals in the downstream (excluding in each case, agriculture chemicals and specialty polymers).

(nn)    “O&G Channel Products” means products, parts, equipment, services, technology and systems listed on Exhibit D, to the extent, in each case: (i) such products, parts, equipment, services, technology and systems are (A) sold as an individual item or (B) if sold as part of a Solution Offering, constitute at least a majority of the aggregate estimated or projected value of such Solution Offering; and (ii) Company can reasonably demonstrate by ordinary course business documents or systems that, as of the Signing Date (A) GE O&G was engaged in the sale thereof or (B) such products, parts, equipment, services, technology and systems were contemplated or being developed or designed by GE O&G; including, in the case of both clauses (i) and (ii), any reasonably foreseeable enhancements or extensions thereof, including by further investments therein, provided that such enhancements or extensions thereof, including by further investments therein, continue to fall within the description of the applicable product, part, equipment, service, technology and system listed on Exhibit D.

(oo)    “O&G Customers” means companies engaged in the oil and gas industry (but excluding their Affiliates or business units, as applicable, that are not so engaged) in any of the O&G Activities.

(pp)    “O&G Products and Services” means products, parts, equipment, services, technology and systems (including, for the avoidance of doubt, Software): (a) for use in the O&G Activities (including digital products, parts, equipment, services, technology and systems that are offered by the members of the GE Group other than the GE Digital business unit); or (b) listed on Exhibit B, and solely with respect to clause (b), which the Company can reasonably demonstrate by ordinary course business documents or systems that, as of the Signing Date (i) GE O&G was engaged in the sale thereof, or (ii) were contemplated or being designed by GE O&G, including any reasonably foreseeable enhancements or extensions thereof (including by further investments therein), provided that such enhancements or extensions thereof, including by further investments therein, continue to fall within the description of the applicable product, part, equipment, service, technology or system listed on Exhibit B; and excluding, with respect to both clauses (a) and (b), the Software, products, parts, equipment, services, technology and systems of GE Digital LLC.

(qq)    “Party” means either GE and its Affiliates, on the one hand, or Company and its Affiliates, on the other hand, and “Parties” means collectively GE, Company and their Affiliates.

(rr)    “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

(ss)    “Receiving Party” has the meaning set forth in Section 5.01.

(tt)    “Representatives” means, with respect to a Person, the Affiliates of such Person and the directors, officers, partners, employees, agents, consultants, contractors, advisors, legal counsel, accountants and other representatives of such Person and its Affiliates.

(uu)    “Signing Date” means October 30, 2016.

(vv)    “Software” means computer software, programs and databases in any form or format, including compilations, tool sets, data compilers, higher level or “proprietary” language and macros, Internet web sites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying media and materials related thereto, whether in source code, object code or human readable form.

(ww)    “Solution Offering” means the sale of products, parts, equipment, services, technology and systems to third-party end-user customers as part of a broader equipment or service solution or system for such customer or as part of a repair, replacement, enhancement or upgrade of such broader solution or system.

(xx)    “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(yy)    “Transaction Agreement” has the meaning set forth in the Recitals.

(zz)     “Use” means, with respect to Intellectual Property, to use, practice, reproduce, distribute, perform, transmit, display and otherwise exploit; to use for research and development purposes; to prepare modifications, derivative works or improvements based upon; and to make, have made, sell, distribute, offer to sell, have sold, import, export, lease and otherwise commercialize or dispose of, in each case, products and services that embody such Intellectual Property.

Section 1.02 Interpretations. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include exhibits or other attachments to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Unless specifically stated herein that a particular provision of this Agreement should be given effect in lieu of a conflicting provision in the Transaction Agreement, to the extent that any provision contained in the Transaction Agreement conflicts with, or cannot logically be read in accordance with, any provision of this Agreement, the provision contained in the Transaction Agreement shall prevail.

ARTICLE II

LICENSE GRANT

Section 2.01 Grant from GE to Company.

(a)    Subject to the terms and conditions of this Agreement, GE hereby grants and agrees to grant, and shall cause its Affiliates to grant and agree to grant, to Company and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, non-sublicensable, non-transferable (except as provided in Section 6.01), perpetual (except as provided in Section 4.02) right and license to allow employees, directors and officers of Company or any of its Affiliates to (i) Use the GE Intellectual Property solely within the Company Field and (ii) Use any GE Specific Fields Intellectual Property solely in the manner and within the field in which such Intellectual Property is Used or Held for Use by Company or the applicable Affiliate as of the Signing Date; provided, however, as a condition to having any product or service made by any third party pursuant to the foregoing sentence, Company and its Affiliates will obtain a written agreement from such third party in form and substance reasonably satisfactory to GE: (A) with confidentiality undertakings that are no less restrictive than those contained in this Agreement; and (B) that provides that such third party will make such products or services only on behalf of and at the direction of Company and its Affiliates. For the avoidance of doubt, except as permitted under Section 2.01(a)(ii), nothing in this Agreement grants the Company or its Affiliates any rights to Use any GE Existing IP or GE Future IP directed to any of the GE Specific Fields except as expressly provided for in Exhibit F.

(b)    Subject to the terms and conditions of Article V, Company and its Affiliates may permit their suppliers, contractors, distributors and consultants to exercise any or all of the rights and licenses granted to Company and its Affiliates under this Section 2.01 on behalf of and at the direction of Company and its Affiliates (and not for the benefit of such suppliers, contractors and consultants).

Section 2.02 Grant from Company to GE and its Affiliates.

(a)    Subject to the terms and conditions of this Agreement, Company hereby grants and agrees to grant, and shall cause its Affiliates to grant and agree to grant, to GE and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, non-sublicensable, non-transferable (except as provided in Section 6.01), perpetual (except as provided in Section 4.02) right and license to allow employees, directors and officers of GE or any of its Affiliates to: (i) Use the Company Intellectual Property solely within the GE Field; and (ii) Use the Company Specific Fields Intellectual Property solely in the manner and within the field in which such Intellectual Property is Used or Held for Use by GE or the applicable Affiliate as of the Signing Date; provided, however, as a condition to having any product or service made by any third party pursuant to the foregoing sentence, GE and its Affiliates will obtain a written agreement from such third party in form and substance reasonably satisfactory to the Company: (A) with confidentiality undertakings that are no less restrictive than those contained in this Agreement; and (B) that provides that such third party will make such products or services only on behalf of and at the direction of GE and its Affiliates. For the avoidance of doubt, except as permitted under Section 2.02(a)(ii), nothing in this Agreement grants GE or its Affiliates any rights to Use any Company Existing IP or Company Future IP directed to any of the GE Specific Fields except as expressly provided for in Exhibit F.

(b)    Subject to the terms and conditions of Article V, GE and its Affiliates may permit their suppliers, contractors, distributors and consultants to exercise any or all of the rights and licenses granted to GE and its Affiliates under this Section 2.02 on behalf of and at the direction of GE and its Affiliates (and not for the benefit of such suppliers, contractors and consultants).

Section 2.03 Third Party Licenses. To the extent that any Intellectual Property licensed under Sections 2.01 or 2.02 is owned by a third party, the license of such Intellectual Property under this Agreement shall be subject to all of the terms and conditions of the relevant agreement with such third party pursuant to which such Intellectual Property has been licensed to the GE or the Company, as applicable.

Section 2.04 Improvements. As between the Parties, and unless otherwise agreed to by the Parties, Improvements made after the Closing Date and all Intellectual Property rights therein shall be owned by the Party making such Improvement. For the avoidance of doubt, neither Party shall own any Intellectual Property rights licensed to such Party hereunder.

Section 2.05 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.06 Customers. Each Party agrees that it shall use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of the other Party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such Party to the extent licensed hereunder based on such customer’s use of the other Party’s products or services without first providing the other Party written notice of such alleged infringement, misappropriation or violation.

Section 2.07 Reservation of Rights.

(a)    All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article II. The licenses granted in Sections 2.01 and 2.02 are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to, as applicable, the GE Intellectual Property, GE Specific Fields Intellectual Property, Company Specific Fields Intellectual Property and the Company Intellectual Property previously granted to or otherwise obtained by any third party that are in effect as of the Closing. For the avoidance of doubt, except as permitted under Section 2.01(a)(ii) and Section 2.02(a)(ii), the Company shall not, and shall cause its Affiliates to not, Use the GE Intellectual Property in the GE Field and GE shall not, and shall cause its Affiliates to not, Use the Company Intellectual Property in the Company Field.

(b)    The Company agrees that, as between the Parties, except for those rights expressly granted to the Company under this Agreement, all worldwide right, title and interest in and to the GE Intellectual Property and GE Specific Fields Intellectual Property, including the right to claim priority therein, are and shall remain the exclusive property of GE. GE agrees that, as between the Parties, except for those rights expressly granted to GE under this Agreement, all worldwide right, title and interest in and to the Company Intellectual Property, and Company Specific Fields Intellectual Property, including the right to claim priority therein, are and shall remain the exclusive property of the Company.

(c)    Except as expressly contemplated in any of the other Long-Term Ancillary Agreements, the Parties acknowledge and agree that the licenses granted herein to the Company do not extend to, or grant rights under, any other Intellectual Property that is licensed or otherwise provided to the Company and/or its Affiliates pursuant to any of the other Long-Term Ancillary Agreements and any additional agreements entered into thereunder, including the GE Digital Master Products and Services Agreement. The Company’s and/or its Affiliates’ (as applicable) rights and obligations with respect to Intellectual Property licensed or otherwise provided to the Company and/or its Affiliates under any of the other Long-Term Ancillary Agreements are dictated solely by the terms and conditions of such Long-Term Ancillary Agreement(s) under which such Intellectual Property is specifically licensed.

(d)    This Agreement shall not grant (i) to the Company or any of its Affiliates any right or license to any GE Intellectual Property, GE Specific Fields Intellectual Property or Software owned by, or licensed to, GE Digital LLC or (ii) to GE Digital LLC any right or license to any Company Intellectual Property or Software owned by, or licensed to, the Company. Any such Intellectual Property and Software is licensed solely pursuant to the GE Digital Master Products and Services Agreement, entered into by and between GE Digital LLC and Baker Hughes, a GE company, LLC dated as of the date hereof.

Section 2.08 Access. For the avoidance of doubt, nothing in this Agreement shall be interpreted as requiring either Party (i) to transfer to the other Party or (ii) to grant to the other Party access to, in each case of (i) and (ii), technological embodiments (including Software) of, or know-how or Confidential Information related to GE Intellectual Property, GE Specific Fields Intellectual Property, Company Specific Fields Intellectual Property or Company Intellectual Property, as the case may be. Any transfer or grant of access by either Party to such technological embodiments, know-how and Confidential Information shall be made solely pursuant to the terms of the Intercompany Services Agreement.

ARTICLE III

COVENANTS

Section 3.01 Further Assistance. Each Party hereby covenants and agrees that it shall, at the request and expense of the other Party, use commercially reasonable efforts to assist the other Party in its efforts to obtain any third-party consent, approval or waiver necessary to enable such other Party to obtain a license to any Intellectual Property that, that as of the date of this Agreement and but for the requirements set forth in Section 2.03, would be the subject of a license granted pursuant to Section 2.01 or 2.02 hereunder, including by using all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws and execute and deliver such documents and other papers, including powers of attorney, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement; provided, however, that such Party shall not be required to seek broader rights or more favorable terms for the other Party than those applicable to such Party prior to the date hereof or as may be applicable to such Party from time to time thereafter. The Parties acknowledge and agree that there can be no assurance that such Party’s efforts will be successful or that the other Party will be able to obtain such licenses or rights on acceptable terms or at all.

Section 3.02 Ownership. No Party shall represent that it has any ownership interest in any Intellectual Property of the other Party licensed hereunder.

Section 3.03 Prosecution and Maintenance. Each Party retains the sole right to protect the Intellectual Property owned by such Party at such Party’s sole discretion, including deciding whether and how to file and prosecute applications to register Software, patents, copyrights (including in Software) and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications and whether to discontinue payment of any maintenance or renewal fees with respect to any patents.

Section 3.04 Third Party Infringements, Misappropriations and Violations.

(a)    (1) The Company shall promptly notify GE and (2) GE shall promptly notify the Company, in each case of (1) and (2), in writing of any actual or possible material infringement, misappropriation or other violation by a third party of any Intellectual Property of the second Party being licensed hereunder that comes to the first Party’s attention that is in the case of (1) within the GE Field and in the case of (2) within the Company Field. Such first Party shall also promptly notify such second Party of the identity of such third party and any evidence of such infringement, misappropriation or other violation within such first Party’s custody or control that such first Party is reasonably able to provide. Except as set forth in Section 2.06, the second Party shall have the sole right to determine whether any action shall be taken in response to such infringements, misappropriations or other violations at such second Party’s sole discretion.

(b)    Each licensee Party shall promptly notify the licensor Party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the Use of the Intellectual Property of such licensor Party (or any element or portion thereof) licensed hereunder to such licensee Party, as well as the identity of such third party and, if applicable, any evidence relating to such purported infringement, misappropriation or other violation within such licensee Party’s custody or control that such licensee Party is reasonably able to provide. Such licensee Party shall cooperate fully with the licensor Party to avoid such existing or possibly existing infringement, misappropriation or violation, and, if applicable, shall discontinue the Use of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of the licensor Party to discontinue such Use of such Intellectual Property.

(c)    Each licensor Party shall promptly notify the licensee Party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the Use of the Intellectual Property of such licensor Party (or any element or portion thereof) licensed hereunder to such licensee Party, as well as the identity of such third party, and, if applicable, any evidence relating to such purported infringement, misappropriation or other violation within such licensor Party’s custody or control that such licensor Party is reasonably able to provide. The licensee Party shall cooperate fully with such licensor Party to avoid such existing or possibly existing infringement, misappropriation or violation, and shall discontinue the Use of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of such licensor Party to discontinue such Use of such Intellectual Property, and shall provide such licensor Party any evidence relating to such purported infringement, misappropriation or other violation within the licensee Party’s custody or control.

Section 3.05 Cooperation Regarding Restrictions and Limitations Applicable to Licensed Intellectual Property. Each Party, at the request of the other Party, agrees to use commercially reasonable, good-faith efforts to provide such other Party such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information (including summaries of the applicable limitations) that are sufficient to inform such other Party about any limitations or restrictions on the Use of the Intellectual Property licensed to it hereunder, as applicable, or other specific Intellectual Property licensed hereunder and identified by such other Party in writing to such Party, which has not already been provided to such other Party and which is not otherwise in the possession of such other Party. Such Party shall not have any liability to such other Party resulting or arising from the failure or inability to provide such agreements or information.

Section 3.06 Audit. Not more than once per year, upon thirty (30) days’ advanced written notice, each licensor Party may audit (or cause an independent third party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the licensee Party, the books, records and facilities of the licensee Party to the extent reasonably necessary to determine such licensee Party’s compliance with this Agreement. Any audit conducted under this Section 3.06 shall not interfere unreasonably with the operations of such licensee Party. The licensor Party requesting the audit shall pay the costs of conducting such audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement.

ARTICLE IV

TERM AND TERMINATION

Section 4.01 Term. This Agreement shall remain in full force and effect in perpetuity unless terminated in accordance with its terms.

Section 4.02 Trigger Date Termination. Upon (i) the Trigger Date (as defined in the Stockholders Agreement), (ii) the first date in which Company or its Affiliates sells primarily all of the assets of the Company and its Affiliates to a third party or (iii) the first date on which the Company ceases to conduct business, in each case of (i)-(iii), this Agreement shall terminate; provided that the respective licenses of GE Intellectual Property, GE Specific Fields Intellectual Property, Company Intellectual Property, or Company Specific Fields Intellectual Property, as applicable, shall remain in effect solely for such Intellectual Property that is actually in Use, or Held for Use one-hundred and fifty (150) days prior to the date an agreement is entered into that would result in the Trigger Date or the consummation of an applicable asset sale transaction. For the avoidance of doubt, any obligation to license GE Future IP and Company Future IP that, as of the date one-hundred and fifty (150) days prior to the date an agreement is entered into that would result in the Trigger Date or the consummation of an applicable asset sale transaction, are not actually in Use, or are not Held for Use by a licensee Party, shall terminate as of the date of such termination.

Section 4.03 No Other Termination. Except as set forth in Section 4.02, this Agreement may only be terminated upon the mutual written agreement of the Parties. In the event of a Party’s breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover monetary damages and/or to obtain injunctive or equitable relief in accordance with Section 6.05.

Section 4.04 Termination of Channels. Upon the termination of any Channel (as that term is defined in the Channel Agreement) pursuant to the terms of the Channel Agreement, the respective licenses to any GE Intellectual Property or Company Intellectual Property, as applicable, Used or Held for Use by the Company or GE, respectively, in connection with such Channel shall remain in effect solely in the manner and within the field permitted for such Channel as would have been permitted under the Channel Agreement in which such Intellectual Property is Used or Held for Use as of such date of termination. For the avoidance of doubt, any obligation to license GE Future IP and Company Future IP that, as of the date of termination of a Channel, are not actually in Use, or are not Held for Use by a licensee Party in connection with such Channel, shall terminate as of the date of such termination.

Section 4.05 Survival. The rights and obligations of the Parties set forth in Article I, Article V, Article VI, Section 4.02, Section 4.04 and Section 4.05, and any right, obligation or required performance of the Parties which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration of this Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.01 Confidential Information. The provisions of this Article V shall apply to any confidential or proprietary information or materials included in the GE Intellectual Property, GE Specific Fields Intellectual Property, Company Specific Fields Intellectual Property and Company Intellectual Property licensed pursuant to this Agreement (“Confidential Information”). Each Party (the “Receiving Party”) shall keep all Confidential Information of the other Party (the “Disclosing Party”) that is or becomes available to the Receiving Party confidential and shall not disclose any such Confidential Information to any third party (other than its Representatives who have a “need-to-know” such Confidential Information and are authorized to receive such Confidential Information pursuant to Article II) without the prior written consent of the Disclosing Party. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal importance, but not less than a reasonable degree of care.

Section 5.02 Exclusions. The confidentiality obligations in this Article V shall not apply to any Confidential Information which:

(a)    is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act or failure to act directly or indirectly by the Receiving Party),

(b)    is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party; provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with the Disclosing Party or other obligation of secrecy which was breached by the disclosure,

(c)    has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party,

(d)    was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality, or

(e)    is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed by any Governmental Entity or pursuant to applicable Law; provided that the Receiving Party: (i) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy; (ii) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required; and (iii) takes, and causes its Representatives to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be furnished.

Section 5.03 Confidentiality Obligations. The Receiving Party shall ensure, by instruction, contract or otherwise with its Representatives that such Representatives comply with the provisions of this Article V. The Receiving Party shall indemnify and hold harmless the Disclosing Party in the event of any breach by the Receiving Party’s Representatives of this Article V. The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its Representatives and shall promptly take all actions necessary to correct and prevent such use or disclosure.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Assignment.

(a)    This Agreement shall not be assignable, in whole or in part, by any Party to any third party, including Affiliates of any Party, without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by any Party as follows without obtaining the prior written consent of the other Party:

(i)    GE, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Affiliate of GE at any time;

(ii)    Company, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Affiliate of Company at any time; and

(iii)    Subject to Section 4.02, either Party may assign any or all of its rights or delegate any or all of its duties under this Agreement to: (1) an acquirer of all or substantially all of the equity or assets of the business of such Party to which this Agreement relates; (2) an acquirer of any portion of the business of such Party to which this Agreement relates; provided, that the licenses received under this Agreement may only be assigned by such assigning Party with respect to Intellectual Property that is actually in Use or Held for Use in connection with the portion of the business being sold by the assigning Party as of one-hundred and fifty (150) days prior to the date that such an assignment is entered into; or (3) the surviving entity in any merger, consolidation, equity exchange, reorganization or other comparable transaction involving such Party; provided that such acquirer or surviving entity in accordance with (1)-(3), as the case may be, executes an agreement in form and substance reasonably satisfactory to the other Party to be bound by all the obligations of such Party, as applicable, under this Agreement and a copy of such agreement is provided to such other Party.

(b)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their successors, legal representatives and permitted assigns. All license rights and covenants contained herein shall run with all Intellectual Property of the Parties licensed hereunder and shall be binding on any successors-in-interest or assigns thereof.

Section 6.02 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE INTELLECTUAL PROPERTY LICENSED BY THE PARTIES PURSUANT TO THIS AGREEMENT IS FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON- INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE OR THE VALIDITY OF SUCH INTELLECTUAL PROPERTY. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR CLAIMS ARISING FROM FRAUD, WILLFUL MISCONDUCT ON THE PART OF A PARTY OR A BREACH OF ARTICLE V BY A PARTY, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE OTHER PARTY OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON SUCH OTHER PARTY OR ANY OTHER PERSON, INCLUDING ANY SUCH LIABILITY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF ANY PRODUCTS OR THE PRACTICE OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER; (B) THE USE OF OR ANY ERRORS OR OMISSIONS IN ANY SUCH INTELLECTUAL PROPERTY; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

Section 6.03 Consequential and Other Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) OF THE OTHER PARTY ARISING IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING FROM BREACH OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 6.04 Assumption of Risk.

(a)    Company, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with Company’s and its Affiliates’ Use of the GE Intellectual Property and the GE Specific Fields Intellectual Property.

(b)    GE, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with GE’s and its Affiliates’ Use of the Company Intellectual Property, and the Company Specific Fields Intellectual Property.

Section 6.05 Governing Law; Submission to Jurisdiction; Specific Performance.

(a)    This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York. The Parties consent specifically to the personal and exclusive jurisdiction of any state or federal court having subject matter jurisdiction in the County of New York, State of New York for any action or proceeding to enforce any award of the arbitrators pursuant to Section 6.12 or the provisions set forth in Section 6.12, and any action for injunctive relief, and irrevocably waive their right to contest venue in any such courts. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The successful Party in any action seeking enforcement of this Agreement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the other Party.

(b)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

Section 6.06 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing or electronic mail and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by electronic delivery with receipt confirmed, delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.06):

If to GE and its Affiliates, to:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Facsimile:	(617) 428-8402
Email:	jim.waterbury@ge.com

If to Company to:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

Section 6.07 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 6.08 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement, except the Transaction Agreement and the Long-Term Ancillary Agreements.

Section 6.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their Affiliates, permitted sublicensees, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.12 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement (“Dispute”) shall be resolved in accordance with Exhibit A.

Section 6.13 No Waiver. Failure by either Party at any time to enforce or require strict compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of such Party to avail itself of the remedies it may have in respect of any subsequent breach of that or any other provision. The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving Party. Any such waiver shall not be construed as a waiver of any other term, condition or provision, nor as a waiver of any subsequent breach of the same term, condition or provision, except as provided in a signed writing.

Section 6.14 Relationship of the Parties. Subject to Section 3.01, nothing contained herein is intended or shall be deemed to make any Party the agent, employee, partner or joint venturer of the other Party or be deemed to provide such Party with the power or authority to act on behalf of the other Party or to bind the other Party to any contract, agreement or arrangement with any other individual or entity.

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IN WITNESS WHEREOF, GE and the Company have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

BAKER HUGHES, A GE COMPANY, LLC

By	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to Intellectual Property Cross-License Agreement]